     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1994

                                                   REGISTRATION NO. [          ]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                             THE HERTZ CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                                                       13-1938568
(STATE OR OTHER JURISDICTION                                          (I.R.S. EMPLOYER
    OF INCORPORATION OR                                             IDENTIFICATION NO.)
        ORGANIZATION)

                               225 Brae Boulevard
                       Park Ridge, New Jersey 07656-0713
                                 (201) 307-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            PAUL M. TSCHIRHART, ESQ.
                   Senior Vice President and General Counsel
                             The Hertz Corporation
                               225 Brae Boulevard
                       Park Ridge, New Jersey 07656-0713
                                 (201) 307-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      ------------------------------------

                                    Copy to:

                            JOSEPH McLAUGHLIN, ESQ.
                                  Brown & Wood
                       One World Trade Center, 58th Floor
                            New York, New York 10048
                                 (212) 839-5300
                         (Counsel for the Underwriters)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------
TITLE OF EACH                                             PROPOSED MAXIMUM
CLASS OF                 AMOUNT        PROPOSED MAXIMUM       AGGREGATE        AMOUNT OF
  SECURITIES              TO BE         OFFERING PRICE        OFFERING       REGISTRATION
TO BE REGISTERED      REGISTERED(1)       PER UNIT(2)         PRICE(2)            FEE
- ------------------------------------------------------------------------------------------
Debt Securities...   $1,000,000,000          100%          $1,000,000,000      $344,830
- ------------------------------------------------------------------------------------------

(1) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $1,000,000,000.

(2) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JUNE 17, 1994

PROSPECTUS                                                                [LOGO]

                             THE HERTZ CORPORATION

                                DEBT SECURITIES

                            ------------------------

     The Hertz Corporation (the "Corporation") may offer from time to time in one or more series its unsecured debt securities (the "Debt Securities"), which may be senior (the "Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or junior subordinated (the "Junior Subordinated Debt Securities") in priority of payment. The aggregate offering price of Debt Securities offered hereby will not exceed $1,000,000,000. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus.

     The Debt Securities may be denominated in and sold for U.S. dollars, foreign currency or ECU, and principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars, foreign currency or ECU. The currency for which the Debt Securities may be purchased and the currency in which principal of and any interest on the Debt Securities may be payable will be specifically designated by the Corporation. The specific designation, priority of payment, aggregate principal amount, authorized denominations, maturity, rate or method of calculation and time of payment of any interest, purchase price, any redemption terms, other special terms, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is being delivered, and the net proceeds to the Corporation from the sale thereof, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

                         ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                  OR ADEQUACY OF THIS PROSPECTUS. ANY
                   REPRESENTATION TO THE CONTRARY IS
                           A CRIMINAL OFFENSE.

                         ------------------------

     The Debt Securities will be sold directly or through agents designated from time to time or through underwriters or dealers or a group of underwriters. If agents of the Corporation or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts shall be set forth in the Prospectus Supplement with respect to such Debt Securities.

               , 1994

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such materials may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and the Current Reports on Form 8-K dated February 3, 1994, February 9, 1994 and April 5, 1994 are hereby incorporated by reference into this Prospectus.

     All documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Prospectus Supplement to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

     The Corporation will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to The Hertz Corporation, Attention: Investor Relations, at its mailing address or its telephone number.

     The mailing address of the Corporation's principal executive office is 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713 and its telephone number is
(201) 307-2000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF ANY PROSPECTUS SUPPLEMENT.

                                THE CORPORATION

     The Corporation and its subsidiaries ("Hertz"), affiliates, independent licensees and associates are engaged principally in the business of renting automobiles and renting and leasing trucks, without drivers, to customers in the United States and in over 140 foreign countries. Collectively, they operate what the Corporation believes is the largest rent a car business in the world and one of the largest one-way truck rental businesses in the United States. In addition, through its wholly-owned subsidiary, Hertz Equipment Rental Corporation ("HERC"), the Corporation operates what it believes to be the largest rental, lease and sale of construction and materials handling equipment business in the United States. Other activities of Hertz include the sale of its used vehicles; the leasing of automobiles, primarily in Europe, Australia and New Zealand; operating car dealerships in Belgium; and providing claim management and telecommunication services in the United States.

     The Corporation, which was incorporated in Delaware in 1967, is a successor to corporations which were engaged in the automobile and truck leasing and rental business since 1924. UAL Corporation ("UAL") (formerly Allegis Corporation) purchased all of the Corporation's outstanding capital stock from RCA Corporation ("RCA") on August 30, 1985. Park Ridge Corporation ("Park Ridge") purchased all of the Corporation's outstanding capital stock from UAL on December 30, 1987. On July 19, 1993, Park Ridge (which had no material assets other than the Corporation) was merged with and into the Corporation, with the prior stockholders of Park Ridge becoming the stockholders of the Corporation. In March 1994, Ford Motor Company ("Ford") acquired the Corporation's common stock owned by Commerzbank Aktiengesellschaft. On April 29, 1994, Ford purchased all of the common stock of the Corporation owned by Park Ridge Limited Partnership. The Corporation then redeemed the preferred and common stock of the Corporation owned by AB Volvo, borrowing the funds to pay for the redemption. In addition, a subordinated promissory note of the Corporation held by Ford Motor Credit Company ("FMCC") was exchanged for an equivalent amount of preferred stock of the Corporation.

     Currently, 100% of the outstanding common stock of the Corporation is owned by Ford and 100% of the outstanding preferred stock of the Corporation is owned by FMCC. The Debt Securities will not be obligations of, or guaranteed by, either stockholder of the Corporation. The terms of the Corporation's debt agreements limit the payment of cash dividends. At March 31, 1994, $50 million of consolidated shareholders' equity was free of such limitations.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be added to the general funds of the Corporation. It is anticipated that the proceeds will be used for general corporate purposes and to reduce short-term borrowings. The Corporation expects to issue additional long-term and short-term debt, subject to the covenants contained in its debt agreements, and the proportionate amounts of each can be expected to vary from time to time as a result of business requirements, market conditions and other factors. At March 31, 1994, the Corporation was permitted to issue up to an additional $1,401 million of senior debt and an additional $238 million of senior subordinated debt under the most restrictive covenants contained in its existing financing agreements.

                   SELECTED FINANCIAL DATA OF THE CORPORATION

                            (IN MILLIONS OF DOLLARS)

     The following table presents selected consolidated financial information of the Corporation, which is unaudited for the three months ended March 31, 1994 and 1993, and which is extracted from the audited financial statements for the years ended December 31, 1993, 1992, 1991, 1990 and 1989. The operating results for the three months ended March 31, 1994 and 1993 include all adjustments (consisting only of normal recurring adjustments) that the Corporation considers necessary for a fair presentation of the results for such interim periods. The interim results are not necessarily an indication of the results for the full year. The information in the table and the notes thereto should be read in conjunction with the financial statements and the related notes thereto contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

                                              Three Months
                                                  Ended
                                                March 31,                   Years Ended December 31,
                                             ---------------   --------------------------------------------------
                                              1994     1993     1993       1992       1991       1990       1989
                                             ------   ------   ------     ------     ------     ------     ------
                                               (Unaudited)
REVENUES.................................... $  695   $  636   $2,855     $2,816     $2,626     $2,667     $2,253
                                             ------   ------   ------     ------     ------     ------     ------
EXPENSES:
  Direct operating..........................    407      396    1,647      1,627      1,486      1,470      1,239
  Depreciation of revenue earning
    equipment...............................    149      124      524(a)     497(b)     493        526        463
  Selling, general and administrative.......     85       79      336        353        339        348        290
  Interest, net of interest income of $1,
    $9, $11, $4, $10, $25 and $20...........     56       51      246        307        304        300        253
                                             ------   ------   ------     ------     ------     ------     ------
                                                697      650    2,753      2,784      2,622      2,644      2,245
                                             ------   ------   ------     ------     ------     ------     ------
INCOME (LOSS) BEFORE INCOME TAXES...........     (2)     (14)     102         32          4(b)      23          8
PROVISION (BENEFIT) FOR TAXES ON INCOME.....     (1)      (7)      49(a)      22(b)      (1)(b)    (11)(c)     (1)
                                             ------   ------   ------     ------     ------     ------     ------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES..........     (1)      (7)      53         10          5         34          9
CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGES
  IN METHOD OF ACCOUNTING FOR --
  Postretirement Benefits (d)...............   --       --       --           (4)      --         --         --
  Vehicle Warranties (e)....................   --       --       --         --           (4)      --         --
  Income Taxes (f)..........................   --       --       --         --         --         --           (2)
                                             ------   ------   ------     ------     ------     ------     ------
NET INCOME (LOSS)........................... $   (1)  $   (7)  $   53     $    6     $    1     $   34     $    7
                                             ------   ------   ------     ------     ------     ------     ------
                                             ------   ------   ------     ------     ------     ------     ------
Ratio of Earnings to Fixed Charges (g)......    .98      .83      1.3        1.1        1.0        1.1        1.0
Balance Sheet Data at End of Period:
  Total Assets.............................. $5,541   $4,695   $4,688     $4,222     $4,294     $4,334     $4,152
  Total Debt................................  3,713    3,075    2,940      2,550      2,702      2,798      2,716
  Shareholders' Equity......................    622      572      617        580        599        600        542
  Ratio of Total Debt to Shareholders'
    Equity..................................    6.0      5.4      4.8        4.4        4.5        4.7        5.0

- ---------------

(a) Depreciation of revenue earning equipment for the year 1993 includes net credits of $28.1 million as compared to net credits of $16.9 million in 1992, primarily attributable to higher proceeds received in 1993 on disposal of the equipment. The tax provision for the year 1993 includes a $1.1 million charge relating to the increase in net deferred tax liabilities as of January 1, 1993 due to changes in the tax laws enacted in August 1993, and a $2.0 million credit resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent companies, UAL and RCA.

    Effective January 1, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which did not have a material effect on the Corporation's consolidated financial position, results of operations or cash flows.

(b) Depreciation of revenue earning equipment for the year 1992 includes net credits of $16.9 million as compared to net charges of $5.4 million in 1991, primarily attributable to higher proceeds received in 1992 on disposal of the equipment and the elimination of losses incurred in 1991 due to the increase in

     1992 of "non-risk" vehicles acquired which are returned to the vehicle manufacturers at pre-established prices.

     The tax provision includes credits of $9.8 million, $16.7 million, and $38.8 million for the years 1992, 1991 and 1990, respectively, resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent companies, UAL and RCA, and the reversal of tax accruals no longer required and benefits realized relating to certain foreign operations. The tax provision for the year 1991 also includes benefits of $5.5 million related to the close down and sale of certain unprofitable foreign operations.

     The decrease in income before income taxes for the year ended December 31, 1991, as compared to the prior year, was due to provisions made in 1991 of approximately $20 million primarily incurred to close down certain unprofitable foreign operations and depreciation adjustments made to residual values of certain vehicles, $15 million of lower interest income in 1991 primarily relating to refunds of prior years' income taxes, and the adverse effects of the decrease in travel due to the war in the Persian Gulf and a slowdown in the economy. The decrease was partly offset by net credits of $8.9 million relating to the sale and disposition of certain properties.

(c) The tax provision for the year 1990 includes credit adjustments of $38.8 million, resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent companies, UAL and RCA.

(d) Effective January 1, 1992, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions ("FAS No. 106"), which requires that postretirement health care and other non-pension benefits be accrued during the years the employee renders the necessary service. Prior to 1992, the Corporation accrued for such benefits on a pay-as-you-go basis. As of January 1, 1992, the Corporation recorded a cumulative decrease in net income of $4.3 million (net of $2.7 million tax benefit) as a result of implementing FAS No. 106.

(e) Effective January 1, 1991, the Corporation adopted the provisions of FASB Technical Bulletin No. 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts ("FAS No. 90-1"), which requires that proceeds received from warranty contracts should be deferred and recognized in income on a straight line basis over the contract period, and costs of services performed under the contract should be charged to expense as incurred. Prior to 1991, when vehicles were sold under an extended warranty contract, the proceeds received by the Corporation under such contract, net of estimated costs to be incurred in fulfilling obligations under those contracts, were recorded in income when the sale occurred. As of January 1, 1991, the Corporation recorded a cumulative decrease in net income of $3.5 million (net of $2.2 million tax benefit) as a result of implementing FAS No. 90-1.

(f) Effective January 1, 1989, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 96, Accounting for Income Taxes ("FAS No. 96"), which requires the use of the liability method in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. In addition, deferred tax amounts are recorded with respect to assets and liabilities acquired in business combinations prior to adoption, when prior years' financial statements are not restated to reflect adoption of FAS No. 96. The cumulative decrease in net income as a result of implementing FAS No. 96 was $2 million.

(g) Earnings have been calculated by adding interest expense and the portion of rentals estimated to represent the interest factor to income before income taxes. Fixed charges include interest charges (including capitalized interest) and the portion of rentals estimated to represent the interest factor. For the three months ended March 31, 1994 and 1993, an additional $2.0 million and $14.3 million of income before income taxes, respectively, would have been required to reflect a ratio of 1.0x.

                             CERTAIN RELATIONSHIPS

     Hertz is a party to a cooperative advertising agreement with Ford (see "Item 1 -- Business -- Advertising" in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993). In addition, for each of the five years ended December 31, 1993, Hertz' domestic revenue earning vehicles consisted of approximately 70% Ford products and 2% Volvo products. In its foreign operations, Hertz utilizes vehicles manufactured abroad by subsidiaries of Ford (which for the five years ended December 31, 1993 represented in the aggregate approximately 40% of Hertz' fleet) and by other manufacturers. Ford products are acquired from dealers who are independent from Ford. The percentages of Ford and Volvo products acquired by Hertz are expected to continue at approximately this level in the future, pursuant to long-term supply contracts between the Corporation and Ford and the Corporation and Volvo. Hertz will purchase or lease the vehicles from Ford dealers and Volvo.

     In 1992, the Corporation entered into a lease agreement with a third party lessor providing for the lease of vehicles purchased by the third party lessor under a repurchase program offered by Ford. Under the lease, which is accounted for as an operating lease, the Corporation makes payments equal to the monthly depreciation and all expenses (including interest) of the third party lessor and is responsible for the remaining net cost on any vehicles that become ineligible under the repurchase program. At March 31, 1994, the net cost of the vehicles leased under this agreement was approximately $389 million.

     On June 8, 1994, the Corporation and Ford entered into a revolving loan agreement under which Hertz may borrow from Ford from time to time in amounts of up to $250 million outstanding at any one time. Obligations of the Corporation under the agreement would rank pari passu with the Corporation's Senior Debt Securities. This agreement by its terms expires on June 30, 1999, on which date any amounts then outstanding thereunder are required to be repaid.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an indenture, dated as of April 1, 1986, between the Corporation and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as Trustee (the "Senior Trustee"), as amended by the First Supplemental Indenture, dated as of April 2, 1990, between the Corporation and the Senior Trustee (such indenture, as amended, the "Senior Indenture"). The Senior Subordinated Debt Securities are to be issued under an indenture, dated as of June 1, 1989 (the "Senior Subordinated Indenture"), between the Corporation and The Bank of New York, as Trustee (the "Senior Subordinated Trustee"). The Junior Subordinated Debt Securities are to be issued under an indenture, dated as of July 1, 1993 (the "Junior Subordinated Indenture"), between the Corporation and Citibank, N.A., as trustee (the "Junior Subordinated Trustee").

     A copy of the Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture are exhibits to the Registration Statement of which this Prospectus forms a part. The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee, the Senior Subordinated Trustee and the Junior Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indentures, including the definitions therein of certain terms. References to Sections are applicable to each Indenture, except (i) references to sections included under the caption "Subordination of Senior Subordinated Debt Securities" are applicable to the Senior Subordinated Indenture only, (ii) references to sections included under the caption "Subordination of Junior Subordinated Debt Securities" are applicable to the Junior Subordinated Indenture only and (iii) as otherwise expressly provided. The following sets forth certain general terms and provisions of the Senior Debt Securities, the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities (together the "Debt Securities") offered hereby. Further terms of the Debt Securities shall be set forth in applicable Prospectus Supplements.

GENERAL

     The Debt Securities to be offered by this Prospectus are limited to $1,000,000,000 in aggregate principal amount. However, the Indentures do not limit the amount of Debt Securities which can be issued thereunder and provide that additional securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. (Section 301)

     While the covenants contained in each Indenture may provide limited protection to debt holders in the event of a highly leveraged transaction involving the Corporation, the Indentures do not prohibit the incurrence of additional Senior, Senior Subordinated or Junior Subordinated Debt. Subject to certain exceptions described below under "Limitations on Secured Debt," outstanding Debt Securities and other qualified indebtedness shall be secured equally and ratably (subject, however, to applicable priorities of payment) with any additional Secured Debt incurred by the Corporation. (Section
1004) Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will not have the benefit of any covenant requiring redemption or repurchase of the Debt Securities by the Corporation, or adjustment to any terms of the Debt Securities, upon any change in control or recapitalization of the Corporation.

     Reference is made to the applicable Prospectus Supplement for the following terms of the particular series of Debt Securities being offered thereby: (i) the designation and any limitation on the aggregate principal amount of the series;
(ii) whether the securities are Senior Debt Securities, Senior Subordinated Debt Securities, or Junior Subordinated Debt Securities; (iii) the currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal and any interest may be payable; (iv) if the currency for which Debt Securities may be purchased or in which principal and any interest may be payable is at the purchaser's election, the manner in which such an election may be made; (v) the percentage of principal amount at which the series will be issued; (vi) the date or dates on which the principal of the series will be payable; (vii) the rate or rates per annum, if any, at which the series will bear interest or the method of calculation thereof; (viii) the date or dates from which any interest will accrue and the times at which any interest will be payable; (ix) the place or places where the principal and interest, if any, on Debt Securities of the series shall be payable; (x) the terms, if any, on which Debt Securities of the series may be redeemed at the option of the Corporation;
(xi) the obligation, if any, of the Corporation to redeem, purchase or repay Debt Securities of the series; (xii) the minimum denomination in which Debt Securities of the series will be issued; (xiii) if other than the principal amount, the portion of the principal amount of the Debt Securities of the series that will be payable upon a declaration of acceleration of the maturity thereof; and (xiv) any other special terms.

     Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the applicable Prospectus Supplement relating thereto.

     The Debt Securities will be issued only in registered form without coupons and will be unsecured obligations of the Corporation. The Senior Debt Securities will rank on a parity with other senior debt securities of the Corporation. The Senior Subordinated Debt Securities will rank on a parity with other senior subordinated debt securities and be subordinated in right of payment to the prior payment in full of Senior Indebtedness (as defined in the Senior Subordinated Indenture) of the Corporation, as described below under "Subordination of Senior Subordinated Debt Securities." The Junior Subordinated Debt Securities will rank on a parity with other junior subordinated debt securities and be subordinated in right of payment to the prior payment in full of Senior Indebtedness (as defined in the Junior Subordinated Indenture) of the Corporation (which term, when used in connection with Junior Subordinated Debt Securities, includes Senior Debt Securities and Senior Subordinated Debt Securities), as described under "Subordination of Junior Subordinated Debt Securities."

     Unless otherwise provided in the applicable Prospectus Supplement relating to a particular series of Debt Securities being offered thereby, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by the Corporation in such place or places described in the applicable Prospectus Supplement, which place is currently contemplated to be in The City of New York, except that, at the option of the Corporation, interest may be paid by check mailed to the person entitled thereto. The Debt Securities may be presented to the corporate trust office of the applicable Trustee for registration of transfer or exchange. Debt Securities of a particular series may be exchanged for a like aggregate amount of Debt Securities of such series of other authorized denominations without service charge, except for any tax or other governmental charge that may be imposed. (Sections 301, 302, 305 and 1002)

BOOK-ENTRY

     If so indicated in the applicable Prospectus Supplement, upon issuance, all Debt Securities will be represented by one or more fully registered global securities (the "Global Notes"). In any such case, the Depository Trust Company (the "Depository"), New York, New York, will act as securities depository for such issue of Debt Securities. Any such Debt Securities will be issued as fully-registered Global Notes registered in the name of Cede & Co. (the Depository's partnership nominee). One fully-registered Global Note will be issued for each such issue of Debt Securities, in the aggregate principal amount of such issue, and will be deposited with the Depository; provided, however, that if the aggregate principal amount of any such issue exceeds $150 million, one Global Note will be issued with respect to each $150 million of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of such issue.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Debt Securities represented by one or more Global Notes under the Depository's book-entry system must be made by or through Participants, which will receive a credit for such Debt Securities on the Depository's records. The ownership interest of each actual purchaser of each Debt Security (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchases, but each Beneficial Owner is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Participant or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in such Debt Securities will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in any Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, all Debt Securities represented by one or more Global Notes deposited by Participants with the Depository will be registered in the name of the Depository partnership nominee, Cede & Co. The deposit of one or more Global Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository will have no knowledge of the actual Beneficial Owners of any Debt Securities represented by Global Notes; the Depository records will reflect only the identity of the Participants to whose accounts the Debt Securities represented by such Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither the Depository nor Cede & Co. will consent or vote with respect to any Debt Securities represented by one or more Global Notes.

     Principal and interest payments on the Debt Securities represented by one or more Global Notes will be made to the Depository. The Depository's practice is to credit Participants' accounts on payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository will be the responsibility of the Company, disbursement of such payments to Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants.

     The Depository may discontinue providing its services as securities depository with respect to any issue of Debt Securities represented by one or more Global Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates representing Debt Securities will be required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In such event definitive certificates representing Debt Securities will be printed and delivered.

     The information in this section concerning the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities is expressly subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to payment when due of all Senior Indebtedness of the Corporation, as such term is defined with respect to the Senior Subordinated Debt Securities. (Section 1401) "Senior Indebtedness" is used under this caption "Subordination of Senior Subordinated Debt Securities" as defined in the Senior Subordinated Indenture. "Senior Indebtedness" is defined in the Senior Subordinated Indenture as (a) outstanding indebtedness of the Corporation listed on Schedule A to the Senior Subordinated Indenture, (b) any promissory notes (other than any referred to in the foregoing clause (a)) issued by the Corporation pursuant to any agreement between the Corporation and any bank or banks and any commercial paper issued by the Corporation, (c) all indebtedness incurred by the Corporation after the date of the Senior Subordinated Indenture for money borrowed which is, in the discretion of the Corporation, specifically designated by the Corporation as superior to subordinated debt (senior debt) of the Corporation in the instruments evidencing said indebtedness at the time of the issuance thereof, (d) all indebtedness previously incurred by the Corporation outstanding at the date of the Senior Subordinated Indenture for money borrowed which is, in the discretion of the Corporation, specifically designated by the Corporation as Senior Indebtedness for the purposes of the Senior Subordinated Indenture at the date of the Senior Subordinated Indenture (all of such indebtedness is set forth on Schedule B attached to the Senior Subordinated Indenture), (e) indebtedness of the Corporation for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organizations, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Senior Subordinated Debt Securities and (f) any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness. Senior Indebtedness will not include, and the Senior Subordinated Debt Securities will rank pari passu in right of payment to, the Corporation's
8 3/4% Senior Subordinated Promissory Notes due October 1, 1997, 9 1/8% Senior Subordinated Notes due August 1, 1996, 10 1/8% Senior Subordinated Notes due March 1, 1997 and 9 1/2% Senior Subordinated Notes due May 15, 1998. (Section
101)

     No payment on account of principal, premium, if any, sinking fund, or interest on the Senior Subordinated Debt Securities may be made, nor may any property or assets of the Corporation be applied to the purchase or other acquisition or retirement of the Senior Subordinated Debt Securities, unless full payment of amounts then due for principal, premium, if any, sinking fund, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by the Corporation on account of principal, premium, if any, sinking fund, or interest on the Senior Subordinated Debt Securities may be made, nor may any property or assets of the Corporation be applied to the purchase or other acquisition or retirement of the Senior Subordinated Debt Securities, if, at the time of such payment or application or immediately after giving effect thereto, (i) there exists under the Senior Indebtedness referred to in clause
(a) of the immediately preceding paragraph or any agreement pursuant to which any such Senior Indebtedness is issued any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default or
(ii) there exists under any other Senior Indebtedness or any agreement pursuant to which such other Senior Indebtedness is issued any event of default permitting the holders of such other Senior Indebtedness (or a trustee on behalf of such holders) to accelerate the maturity thereof; provided, however, that in the case of such an event of default (other than in payment of such other Senior Indebtedness when due) the foregoing provisions of this clause (ii) will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from the Corporation or the holder of any Senior Subordinated Debt Securities, if the maturity of such other Senior Indebtedness is not so accelerated within such 90 day period. (Section 1402)

     Subject to the foregoing, if there shall have occurred any Event of Default on the Senior Subordinated Debt Securities as described below under "Events of Default and Notice Thereof", other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by the Corporation on account of the principal of, premium, if any, or interest on the Senior Subordinated Debt Securities or on account of the purchase or other acquisition of Senior Subordinated Debt Securities, except (a) payments at the expressed maturity of the Senior Subordinated Debt Securities (subject to the next paragraph), (b) current interest payments as provided in the Senior Subordinated Debt Securities, (c) payments for the purpose of curing any such Event of Default, and (d) payments pursuant to the required sinking fund for the Senior Subordinated Debt Securities. (Section 1402)

     Upon any payment or distribution of assets of the Corporation to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Corporation or similar proceeding relating to the Corporation or its property, whether voluntary or involuntary and whether or not the Corporation is a party thereto, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Senior Subordinated Debt Securities are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders of the Senior Subordinated Debt Securities are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Senior Subordinated Debt Securities but for the subordination provisions contained in the Senior Subordinated Indenture until the Senior Subordinated Debt Securities are paid in full. (Sections 1403 and 1405)

     At March 31, 1994, the outstanding principal amount of Senior Indebtedness aggregated approximately $2,228 million and senior subordinated debt aggregated approximately $250.8 million. The Corporation expects to issue from time to time additional indebtedness constituting Senior Indebtedness and senior subordinated debt (see "Use of Proceeds"). None of the Indentures prohibits or limits the incurrence of additional Senior Indebtedness.

     By reason of the subordination provisions contained in the Senior Subordinated Indenture, in the event of insolvency, creditors of the Corporation who are holders of Senior Indebtedness, as well as certain general creditors of the Corporation, may recover more, ratably, than the holders of the Senior Subordinated Debt Securities.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on the Junior Subordinated Debt Securities is expressly subordinated in right of payment, as set forth in the Junior Subordinated Indenture, to payment when due of all Senior Indebtedness of the Corporation, as such term is defined with respect to the Junior

Subordinated Debt Securities. (Section 1401) "Senior Indebtedness" is defined in the Junior Subordinated Indenture as (a) any promissory notes issued by the Corporation pursuant to any agreement between the Corporation and any bank or banks and any commercial paper issued by the Corporation, (b) all existing and future indebtedness for borrowed money of the Corporation (including guarantees by the Corporation of indebtedness for borrowed money of others), (c) all obligations of the Corporation specified on Schedule A to the Junior Subordinated Indenture, (d) indebtedness of the Corporation for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organizations, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Junior Subordinated Debt Securities of any series, (e) all other existing and future obligations of the Corporation (including but not limited to (x) obligations under interest rate and currency swaps, caps, collars, options and similar arrangements and (y) guarantees by the Corporation of obligations of others) that are designated in the instruments evidencing said obligations as being superior in right of payment to the Junior Subordinated Debt Securities, and (f) any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness; provided, that Senior Indebtedness shall not include (x) the Junior Subordinated Debt Securities of any series and (y) any other indebtedness for borrowed money or other obligation of the Corporation (including guarantees by the Corporation of such indebtedness of others) which is expressly subordinated in right of payment to all senior subordinated debt securities that are or may be outstanding under the Senior Subordinated Indenture. (Section 101)

     No payment on account of principal, premium, if any, sinking fund, or interest on the Junior Subordinated Debt Securities may be made, nor may any property or assets of the Corporation be applied to the purchase or other acquisition or retirement of the Junior Subordinated Debt Securities, unless full payment of amounts then due for principal, premium, if any, sinking fund, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by the Corporation on account of principal, premium, if any, sinking fund, or interest on the Junior Subordinated Debt Securities may be made, nor may any property or assets of the Corporation be applied to the purchase or other acquisition or retirement of the Junior Subordinated Debt Securities, if, at the time of such payment or application or immediately after giving effect thereto, there exists under any Senior Indebtedness or any agreement pursuant to which such Senior Indebtedness is issued any event of default permitting the holders of such Senior Indebtedness (or a trustee on behalf of such holders) to accelerate the maturity thereof; provided, however, that in the case of such an event of default (other than in payment of such Senior Indebtedness when due) the foregoing provisions of this sentence will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from the Corporation or the holder of any Junior Subordinated Debt Securities, if the maturity of such Senior Indebtedness is not so accelerated within such 90 day period. (Section 1402)

     Subject to the foregoing, if there shall have occurred any Event of Default on the Junior Subordinated Debt Securities as described below under "Events of Default and Notice Thereof", other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by the Corporation on account of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities or on account of the purchase or other acquisition of Junior Subordinated Debt Securities, except (a) payments at the expressed maturity of the Junior Subordinated Debt Securities (subject to the next paragraph), (b) current interest payments as provided in the Junior Subordinated Debt Securities, (c) payments for the purpose of curing any such Event of Default, and (d) payments pursuant to the required sinking fund for the Junior Subordinated Debt Securities. (Section 1402)

     Upon any payment or distribution of assets of the Corporation to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Corporation or similar proceeding relating to the Corporation or its property, whether voluntary or involuntary and whether or not the Corporation is a party thereto, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debt Securities are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders of the Junior Subordinated Debt Securities are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Junior Subordinated Debt Securities but for the subordination provisions contained in the Junior Subordinated Indenture until the Junior Subordinated Debt Securities are paid in full. (Sections 1403 and 1405)

     At March 31, 1994, Junior Subordinated Debt (as defined in the Junior Subordinated Indenture) aggregated approximately $550 million and Senior Indebtedness (as defined in the Junior Subordinated Indenture) aggregated approximately $2,479 million. The Corporation expects to issue from time to time additional indebtedness constituting Senior Indebtedness (see "Use of Proceeds"). None of the Indentures prohibits or limits the incurrence of additional Senior Indebtedness.

     By reason of the subordination provisions contained in the Junior Subordinated Indenture, in the event of insolvency, creditors of the Corporation who are holders of Senior Indebtedness, as well as certain general creditors of the Corporation, may recover more, ratably, than the holders of the Junior Subordinated Debt Securities.

CERTAIN COVENANTS

     Dividend Restrictions. Each Indenture provides that the Corporation may not (a) declare or pay any dividend or make any other distribution (other than dividends or distributions made in capital stock of the Corporation) on or in respect of any capital stock of the Corporation, (b) purchase, redeem or otherwise acquire for value any shares of the capital stock of the Corporation, except shares acquired upon the conversion thereof into other shares of capital stock of the Corporation, or (c) permit any Restricted Subsidiary to purchase, redeem or otherwise acquire for value any shares of capital stock of the Corporation; if immediately thereafter the aggregate amount of all such dividends, distributions, purchases, redemptions, acquisitions or payments (other than dividends or distributions payable in shares of capital stock of the Corporation) during the period from and after December 31, 1985, plus the amount of total investments in Unrestricted Subsidiaries made during such period, would exceed the sum of (1) $185,000,000 plus (or minus in the case of a deficit), (2) the consolidated net income (or net loss) of the Corporation and its Restricted Subsidiaries earned subsequent to December 31, 1985, plus (3) the aggregate net proceeds received by the Corporation in respect of the issue, sale or exchange after December 31, 1985, of (i) any shares of capital stock of the Corporation and any rights or warrants entitling the holders to purchase or subscribe for shares of such capital stock, or (ii) any indebtedness of the Corporation which is converted into shares of its capital stock after December 31, 1985. (Section
1007)

     The foregoing will not prohibit the Corporation from paying any management, administrative, general overhead or similar charge to any controlling stockholder or other Affiliate of the Corporation, or paying to any member of the same consolidated group for tax purposes any amounts in lieu of taxes. (Section 1007)

     Merger or Sale of Assets. The Indentures provide that the Corporation may not consolidate with, merge into, or sell, convey or transfer its properties and assets substantially as an entirety to, another Person, if, as a result thereof, any property owned by the Corporation or a Restricted Subsidiary immediately prior thereto would become subject to any Security Interest, unless (i)(x) in the case of the Senior Indenture, the Senior Debt Securities (equally and ratably with any other indebtedness of the Corporation then entitled thereto) shall be secured by a prior lien on such property, (y) in the case of the Senior Subordinated Indenture, the Senior Subordinated Debt Securities (equally and ratably with any other indebtedness of the Corporation then entitled thereto) shall be secured equally and ratably with (or prior to) the debt secured by such Security Interest or (z) in the case of the Junior Subordinated Indenture, the Junior Subordinated Debt Securities (equally and ratably with any other indebtedness of the Corporation entitled thereto) shall be secured equally and ratably with (or prior to) the debt secured by such Security Interest or (ii) such Security Interest would otherwise be permitted under the Indentures. (Section 803) (See "Limitations on Secured Debt")

     Limitations on Certain Loans and Advances. Each Indenture provides that the Corporation may not, and may not permit any Restricted Subsidiary to, make any loan or advance to any Person owning more than 50% of the outstanding voting stock of the Corporation or to any Affiliate of such Person (other than the Corporation or a Restricted Subsidiary) if the aggregate outstanding amount of Senior Debt of the Corporation and its Restricted Subsidiaries exceeds 400% of Consolidated Net Worth and Subordinated Debt, as defined in the applicable Indenture. (Section 1005) The term Senior Debt for purposes of this limitation shall mean Senior Indebtedness when referring to the Senior Subordinated Indenture or the Junior Subordinated Indenture as such term is used in each such Indenture.

     Limitations on Secured Debt. Each Indenture provides that the Corporation will not at any time create, incur, assume or guarantee, and will not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt without making effective provisions whereby the Debt Securities then outstanding under such Indenture and any other indebtedness of or guaranteed by the Corporation or such Restricted Subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness thereby secured (subject, however, to applicable priorities of payment) so long as such Secured Debt remains outstanding; provided, however, that the foregoing prohibition shall not be applicable to (a) any Security Interest in favor of the Corporation or a Restricted Subsidiary; (b) Security Interests existing on April 1, 1986 in the case of Senior Debt Securities, Security Interests existing on June 1, 1989 in the case of Senior Subordinated Debt Securities and Security Interests existing on July 1, 1993 in the case of Junior Subordinated Debt Securities; (c) Security Interests existing on property at the time it is acquired by the Corporation or a Restricted Subsidiary, provided such Security Interest is limited to all or part of the property so acquired; (d)(i) any Security Interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a Restricted Subsidiary, or (ii) subject to the provisions referred to above under "Merger or Sale of Assets," any Security Interest on property of a corporation existing at the time such corporation is merged into or consolidated with the Corporation or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Corporation or a Restricted Subsidiary, provided, in each such case, that such Security Interest does not extend to any property owned prior to such transaction by the Corporation or any Restricted Subsidiary which was a Restricted Subsidiary prior to such transaction; (e) mechanics', materialmen's, carriers' or other like liens, arising in the ordinary course of business; (f) certain tax liens or assessments, and certain judgment liens; (g) certain Security Interests in favor of the United States of America or any state or any agency thereof; (h) Security Interests on Business Equipment; (i) in the case of property (other than Rental Equipment) acquired after April 1, 1986, as it pertains to Senior Debt Securities, after June 1, 1989, as it pertains to Senior Subordinated Debt Securities and after July 1, 1993, as it pertains to Junior Subordinated Debt Securities, by the Corporation or any Restricted Subsidiary, any Security Interest which secures an amount not in excess of the purchase price or fair value of such property at the time of acquisition, whichever, in the opinion of the Corporation, shall be less, provided that such Security Interest is limited to the property so acquired; (j) Security Interests on properties financed through tax-exempt municipal obligations, provided that such Security Interest is limited to the property so financed; or (k) any refunding, renewal, extension or replacement (or successive refunding, renewals, extensions, or replacements), in whole or in part, of any Security Interest referred to in the foregoing clauses (a) through (j), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such Security Interest and that such renewal, refunding, extension or replacement of such Security Interest is limited to all or part of the same property subject to the Security Interest being refunded, renewed, extended or replaced.

     Notwithstanding the foregoing provisions, the Corporation and any one or more Restricted Subsidiaries may issue, assume, or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Corporation and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (a) through (k) above), and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with subsection (b) under "Limitations on Sales and Leasebacks" below), do not at the time of incurrence exceed 10% of Consolidated Net Worth and Subordinated Debt (as defined in the applicable Indenture). (Section 1004)

     Limitations on Sales and Leasebacks. Each Indenture provides that the Corporation may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless (a) the Corporation or such Restricted Subsidiary would be entitled, without reference to the provisions of Section 1004 described in subparagraphs (a) through (k) above, to incur Secured Debt in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such Sale and Leaseback Transaction, secured by a Security Interest on the property to be leased without equally and ratably securing the Debt Securities outstanding under such Indenture as provided under "Limitations on Secured Debt," or (b) the Corporation or a Restricted Subsidiary shall apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by the Board of Directors of the Corporation) to the repayment of Senior Debt of the Corporation or of any Restricted Subsidiary (other than Senior Debt owed to the Corporation or any Restricted Subsidiary) then prepayable, on a pro rata basis, according to the respective principal amounts of Senior Debt then held by the various holders thereof. (Section 1006) The term Senior Debt for purposes of this limitation shall mean Senior Indebtedness when referring to the Senior Subordinated Indenture or the Junior Subordinated Indenture as such term is used in each such Indenture.

CERTAIN DEFINITIONS

     "Business Equipment" shall mean all motor vehicles, tractors and trailers, construction equipment, factory, commercial and office equipment and other revenue-earning personalty owned, financed or otherwise held by or for the Corporation or any of its Restricted Subsidiaries for rental, lease, sale or disposition in the ordinary course of the business of the Corporation and its Restricted Subsidiaries, other than Rental Equipment. "Consolidated Net Worth and Subordinated Debt" shall mean the aggregate of (i) the capital and surplus accounts of the Corporation and its Restricted Subsidiaries, as shown in the most recent consolidated balance sheet of the Corporation and its Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles, plus (ii) the aggregate outstanding principal amount of Subordinated Debt (as defined in the Indentures) of the Corporation and its Restricted Subsidiaries, as reflected on the same consolidated balance sheet. "Principal Property" shall mean any building, structure or other facility (including land or fixtures) owned by the Corporation or any Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Worth and Subordinated Debt, other than any such building, structure or other facility which, in the opinion of the Board of Directors of the Corporation, is not of material importance to the total business conducted by the Corporation and its subsidiaries as an entirety. "Rental Equipment" shall mean all automobiles owned, financed or otherwise held by the Corporation or any of its Restricted Subsidiaries which, in the ordinary course of business, are offered for rental within the United States of America for periods of less than 30 days. "Restricted Subsidiary" shall mean certain identified Subsidiaries of the Corporation, and any other Subsidiaries designated after the date of the Indentures as a Restricted Subsidiary by the Board of Directors of the Corporation, subject to redesignation by the Board of Directors and to certain other restrictions. "Sale and Leaseback Transaction" shall mean any sale or transfer by the Corporation or one or more Restricted Subsidiaries (except a sale or transfer to the Corporation or one or more Restricted Subsidiaries) of any Principal Property, made more than 180 days after the later of the acquisition of such Principal Property or the completion of construction or full commencement of operations thereof, if such sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such Principal Property to the Corporation or a Restricted Subsidiary (with certain exceptions). "Secured Debt" shall mean all indebtedness for borrowed money of the Corporation or a Restricted Subsidiary which is secured by a Security Interest upon any assets of the Corporation or any Restricted Subsidiary, including any capital stock or indebtedness of any Restricted Subsidiary. "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, conditional sales contract, title retention agreement or other similar arrangement which secures payment or performance of an obligation. (Section 101)

MODIFICATION OF THE INDENTURES

     Subject to certain exceptions, each Indenture contains provisions permitting the Corporation and the Trustee, with the consent of the Holders of not less than a majority in principal amount of all securities at the time outstanding, or of the Holders of the then outstanding Debt Securities of each series to be affected thereby, to modify the Indentures or any supplemental Indentures or the rights of the Holders of all Debt Securities, or of the Debt Securities of a particular series, as the case may be; provided that no such modification shall (i) change the fixed maturity of the principal of, or any installment of principal or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest, if any, thereon, or change the place of payment or the currency in which any Debt Security or the interest, if any, thereon is payable, without the consent of the Holder of each Debt Security affected, or (ii) reduce the aforesaid percentage of Debt Securities the consent of the holders of which is required for any such modification, without the consent of the Holder of each Debt Security affected. (Section 902)

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following events are defined in each Indenture as Events of Default with respect to the Debt Securities of a particular series: failure for 30 days to pay interest on any Debt Securities of such series when due; failure to pay principal of any Debt Securities of such series when due at maturity, upon redemption or by declaration; the acceleration of any other indebtedness in excess of $10 million of the Corporation, including another series of Debt Securities, under its terms, if such acceleration is not rescinded or annulled with 10 days after written notice thereof to the Corporation; failure to perform any other covenant in the Debt Securities of such series or in the applicable Indenture within 60 days after written notice thereof to the Corporation specifying the failure and requiring its remedy; certain events of bankruptcy, insolvency or reorganization and any other Event of Default provided with respect to the Debt Securities of such series (Section 501). The Corporation is required to file with each Trustee annually an officer's certificate as to the absence of certain defaults under the terms of the applicable Indenture. (Section 1008)

     Upon any Event of Default with respect to Debt Securities of a particular series, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series (or, in the case of any series of discounted Debt Securities, such lesser principal amount as may be provided for in such series of discounted Debt Securities) to be due and payable. (Section 502)

     Each Indenture provides that the Holders of not less than a majority in principal amount of the Debt Securities of any series may on behalf of the Holders of all of the Debt Securities of such series waive any past default under such Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of or interest, if any, on any of the Debt Securities of such series or (ii) in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the Debt Securities of such series affected thereby. The terms of the Senior Indenture do not permit any such waiver with respect to Debt Securities of any such series subsequent to the acceleration of principal thereof. (Section 513)

     Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except a default in the payment of principal or interest) if it determines that the withholding of such notice is in the interest of the Holders of the Debt Securities. (Section 602)

     Subject to provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the Holders of the Debt Securities issued thereunder, unless they shall have offered to the Trustee reasonable indemnity. (Sections 601(a) and 603(e)) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the Holders of a majority in principal amount of the Debt Securities of a particular series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512)

DEFEASANCE OF DEBT SECURITIES

     If the Corporation, at its option, deposits or causes to be deposited with the Trustee as trust funds, for the purpose hereinafter stated, an amount, in money or the equivalent in securities of the government which issued the currency in which the Debt Securities of any then outstanding series are denominated or securities issued by government agencies backed by the full faith and credit of such government, sufficient to pay and discharge the entire indebtedness on the Debt Securities of such series for principal and interest, if any, to the date or dates of maturity of the Debt Securities of such series, and if the Corporation has paid or caused to be paid all other sums payable by it under the Indenture with respect to such series, then the Indenture will cease to be of further effect with respect to such series (except as to the Corporation's obligations to compensate, reimburse and indemnify the Trustee pursuant to the Indenture with respect to such series), and the Corporation will be deemed to have satisfied and discharged the Indenture with respect to such series; provided, however, that no series of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities may be so defeased unless all of the securities of such series will become due and payable at their Stated Maturity within one year of such defeasance. (Section 401) In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal and premium, if any, and interest, if any on their Debt Securities.

     If securities have been deposited with the Trustee as trust funds, the Corporation, in order to exercise its option, is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance (a) will not cause the holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and (b) will not result in the delisting of the Debt Securities of such series from any nationally-recognized exchange on which they are listed, if any.

     Unless the Prospectus Supplement relating to the applicable Senior Subordinated Debt Securities or Junior Subordinated Debt Securities (referred to collectively in this paragraph as "Subordinated Debt Securities") provides otherwise, the Corporation at its option (a) will be discharged from any and all obligations in respect of such Subordinated Debt Securities (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the applicable Indenture (including those described above under "Certain Covenants"), if there is deposited with the applicable Trustee money or, in the case of Subordinated Debt Securities denominated in U.S. dollars, U.S. Government Obligations or, in the case of Subordinated Debt Securities denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money (or a combination of money and U.S. Government Obligations or Foreign Government Securities, as the case may be) in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Subordinated Debt Securities are payable all the principal of, and interest on, such Subordinated Debt Securities on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. Among the conditions to the Corporation exercising any such option, the Corporation is required to deliver to the applicable Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such Subordinated Debt Securities to recognize income, gain or loss for United States Federal income tax purposes, and that the holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Section 403)

THE TRUSTEES

     Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), in addition to acting as Senior Trustee under the Senior Indenture, is trustee under an Indenture dated as of May 1, 1983 pursuant to which approximately $2.7 million aggregate principal amount of the Corporation's senior debt securities remained outstanding at March 31, 1994. The Bank of New York is the Senior Subordinated Trustee under the Senior Subordinated Indenture. Citibank, N.A. is the Junior Subordinated Trustee under the Junior Subordinated Indenture. Each Trustee may act as depository for funds of, provide lines of credit to and perform other services for, the Corporation and its subsidiaries in the normal course of business.

                              PLAN OF DISTRIBUTION

     The Corporation may sell the Debt Securities in any of four ways: (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single institutional purchaser, (iii) through agents or (iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to the Debt Securities of a particular series sets forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to the Corporation from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale of Debt Securities of a particular series, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities of a particular series may be offered to the public through underwriting syndicates represented by managing underwriters.

     If so indicated in any Prospectus Supplement, the Corporation will authorize the underwriters and agents to solicit offers by certain institutions to purchase the Debt Securities described in such Prospectus Supplement from the Corporation at the public offering price set forth therein pursuant to Delayed Delivery Contracts ("Contracts"), which will provide for payment and delivery on the date stated in such Prospectus Supplement. Each of the Contracts will be for an amount not less than, and unless the Corporation otherwise agrees the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not more than, the respective amounts stated in such Prospectus Supplement.

     The underwriters, dealers and agents may be entitled, under agreements which may be entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments that the underwriters, dealers and agents may be required to make in respect thereof.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities will be passed upon for the Corporation by Paul M. Tschirhart, Esq., 225 Brae Boulevard, Park Ridge, New Jersey, Senior Vice President and General Counsel of the Corporation, and for any underwriters or agents by Brown & Wood, One World Trade Center, New York, New York.

                                    EXPERTS

     The consolidated financial statements and supporting schedules of the Corporation included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus forms a part, have been audited by Arthur Andersen & Co., independent public accountants, at December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, as indicated in their reports incorporated by reference herein. Reference is made to said reports, which include explanatory paragraphs with respect to the changes in the methods of accounting for postretirement benefits other than pensions in 1992 and warranty contracts in 1991, as discussed in Note 1 to each of such consolidated financial statements. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

          Securities and Exchange Commission registration fee............  $344,830
          Legal fees and expenses*.......................................    90,000
          Blue Sky filing fees and expenses*.............................    50,000
          Fees and expenses of Trustee*..................................    52,500
          Printing expenses*.............................................   150,000
          Accounting fees*...............................................    75,000
          Rating Agency fees*............................................   175,000
          Miscellaneous*.................................................    37,670
                                                                           --------
          Total..........................................................  $975,000
                                                                           ========

- ---------------

*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article IX of the By-Laws of the Corporation provides as follows:

     "The Corporation shall indemnify, to the fullest extent permitted under the laws of the State of Delaware from time to time in effect, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of the Corporation or any corporation absorbed in a consolidation or merger with the Corporation, which if its separate existence had continued, would have had power and authority to indemnify such person, or by reason of the fact that such person or such person's testator or intestate is or was serving at the request of the Corporation as director, officer, employee or agent of any corporation or any partnership, joint venture, trust or other enterprise or as a fiduciary of any employee benefit plan, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Costs, charges, and expenses (including attorneys' fees) incurred by an officer or director of the Corporation in defending any such civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding; provided, however, that the payment of such costs, charges, and expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered while a director or officer) in advance of the final disposition of such action, suit, or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized under the laws of the State of Delaware from time to time in effect. Such costs, charges, and expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     The right of indemnification provided hereunder shall not be deemed exclusive of any other right to which any person may be entitled under the Certificate of Incorporation or otherwise, or of any other indemnification that may lawfully be granted to any person in addition to the indemnification provided hereunder. Indemnification provided hereunder shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and, in the case of death of a person indemnified, inure to the benefit of such person's heirs, executors or other lawful representatives.

     The indemnification provided or permitted under this Article IX shall apply in respect of any costs, charges and expenses (including attorneys' fees) whether or not the claim or cause of action in respect thereof occurred or arose before or after the effective date of this Article IX.

     The right of indemnification provided hereunder shall be a contract right and any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

     The Corporation carries directors' and officers' liability insurance that covers certain liabilities and expenses of the Corporation's directors and officers.

     Reference is also made to the indemnification provisions in the form of Underwriting Agreement Basic Provisions and the form of Distribution Agreement filed as Exhibits 1(a) and 1(b), respectively, to this Registration Statement and to undertaking "(c)" in Item 17 of this Registration Statement.

ITEM 16.  EXHIBITS.

     1(a)    Form of Terms Agreement (including Underwriting Agreement Basic Provisions).*
     1(b)    Form of Distribution Agreement.*
     4(a)    Indenture dated as of April 1, 1986 between the Corporation and Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company, as Trustee
             (incorporated herein by reference from the Corporation's Registration Statement
             No. 33-4725 on Form S-3). The form or forms of Debt Securities with respect to each particular offering of Debt Securities to be registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed incorporated herein by reference.**
     4(b)    First Supplemental Indenture dated as of April 2, 1990 between the Corporation and Chemical Bank, as successor by merger to Manufacturers Hanover Trust
             Company, as Trustee (incorporated herein by reference from the Corporation's
             Current Report on Form 8-K dated April 5, 1990).**
     4(c)    Indenture dated as of June 1, 1989 between the Corporation and The Bank of New
             York, as Trustee (incorporated herein by reference from the Corporation's
             Registration Statement No. 33-29319 on Form S-3). The form or forms of Debt
             Securities with respect to each particular offering of Debt Securities to be registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed incorporated herein by reference.**

     4(d)    Form of Indenture dated as of July 1, 1993 between the Corporation and Citibank,
             N.A., as Trustee. The form or forms of Debt Securities with respect to each particular offering of Debt Securities to be registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed incorporated herein by reference (incorporated herein by reference from the Corporation's
             Registration Statement No. 33-62902 on Form S-3).**
     5       Opinion and consent of Paul M. Tschirhart, Esq.*
    12(a)    Computation of Consolidated Ratio of Earnings to Fixed Charges of the
             Corporation for each of the five years in the period ended December 31, 1993
             (incorporated herein by reference to Exhibit 12 to the Corporation's Annual
             Report on Form 10-K for the year ended December 31, 1993.**
    23(a)    Consent of Arthur Andersen & Co.*
    23(b)    Consent of Paul M. Tschirhart, Esq., included in Exhibit 5.*
    24       Powers of Attorney (contained on signature page).*
    25(a)    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
             Chemical Bank.*
    25(b)    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The
             Bank of New York.*
    25(c)    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
             Citibank, N.A.*

- ---------------

  *Filed herewith.

 **Incorporated by reference.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Park Ridge, and State of New Jersey, on the 17th day of June, 1994.

                                          THE HERTZ CORPORATION

                                          By:       /s/  WILLIAM SIDER
                                              -------------------------------
                                                        WILLIAM SIDER
                                                 Executive Vice President and
                                                   Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Sider, Paul M. Tschirhart and Robert H. Rillings, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any amendments thereof, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                               Title                        Date
- -------------------------------------  ------------------------------------ -------------------

         /s/  FRANK A. OLSON           Chairman of the Board, Chief            June 17, 1994
- -------------------------------------  Executive Officer & Director
           FRANK A. OLSON              (Principal Executive Officer)

         /s/  CRAIG R. KOCH            President & Chief Operating Officer     June 17, 1994
- -------------------------------------
            CRAIG R. KOCH

         /s/  WILLIAM SIDER            Executive Vice President, Chief         June 17, 1994
- -------------------------------------  Financial Officer & Director
            WILLIAM SIDER              (Principal Financial Officer)

       /s/  LEO A. MASSAD, JR.         Staff Vice President & Controller       June 17, 1994
- -------------------------------------  (Principal Accounting Officer)
         LEO A. MASSAD, JR.

      /s/  MALCOLM S. MACDONALD        Director                                June 17, 1994
- -------------------------------------
        MALCOLM S. MACDONALD

       /s/  TERRENCE F. MARRS          Director                                June 17, 1994
- -------------------------------------
          TERRENCE F. MARRS

       /s/  DAVID N. MCCAMMON          Director                                June 17, 1994
- -------------------------------------
          DAVID N. MCCAMMON

       /s/  PETER J. PESTILLO          Director                                June 17, 1994
- -------------------------------------
          PETER J. PESTILLO

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                     EXHIBIT                                      PAGES
- -------   -------------------------------------------------------------------------  ------------
  1(a)    Form of Terms Agreement (including Underwriting Agreement Basic
          Provisions).*
  1(b)    Form of Distribution Agreement.*
  4(a)    Indenture dated as of April 1, 1986 between the Corporation and Chemical
          Bank, as successor by merger to Manufacturers Hanover Trust Company, as
          Trustee (incorporated herein by reference from the Corporation's
          Registration Statement No. 33-4725 on Form S-3). The form or forms of
          Debt Securities with respect to each particular offering of Debt
          Securities to be registered hereunder will be filed as an exhibit to a
          Current Report on Form 8-K and shall be deemed incorporated herein by reference.**
  4(b)    First Supplemental Indenture dated as of April 2, 1990 between the
          Corporation and Chemical Bank, as successor by merger to Manufacturers
          Hanover Trust Company, as Trustee (incorporated herein by reference from the Corporation's Current Report on Form 8-K dated April 5, 1990).**
  4(c)    Indenture dated as of June 1, 1989 between the Corporation and The Bank of New York, as Trustee (incorporated herein by reference from the
          Corporation's Registration Statement No. 33-29319 on Form S-3). The form or forms of Debt Securities with respect to each particular offering of
          Debt Securities to be registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed incorporated herein by reference.**
  4(d)    Form of Indenture dated as of July 1, 1993 between the Corporation and
          Citibank, N.A., as Trustee (incorporated herein by reference from the
          Corporation's Registration Statement No. 33-62902 on Form S-3). The form or forms of Debt Securities with respect to each particular offering of
          Debt Securities to be registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed incorporated herein by reference.**
  5       Opinion and consent of Paul M. Tschirhart, Esq.*
 12(a)    Computation of Consolidated Ratio of Earnings to Fixed Charges of the
          Corporation for each of the five years in the period ended December 31,
          1993 (incorporated herein by reference to Exhibit 12 to the Corporation's
          Annual Report on Form 10-K for the year ended December 31, 1993).**
 23(a)    Consent of Arthur Andersen & Co.*
 23(b)    Consent of Paul M. Tschirhart, Esq., included in Exhibit 5.*
 24       Powers of Attorney (contained on signature page).*
 25(a)    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank.*

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                     EXHIBIT                                      PAGES
- -------   -------------------------------------------------------------------------  ------------
 25(b)    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.*
 25(c)    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A.*

- ---------------

  *Filed herewith.

 **Incorporated by reference.